SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 FORM 8-K/A-2


                                CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


    DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 17, 1996


                       ALLIED WASTE INDUSTRIES, INC.
             (Exact name of registrant as specified in charter)


                                DELAWARE
             (State or other jurisdiction of incorporation)


        0-19285                                       88-0228636
(Commission File Number)                    (IRS Employer Identification No.)


  7201 EAST CAMELBACK ROAD, SUITE 375
         SCOTTSDALE, ARIZONA                              85251
(Address of principal executive offices)                (Zip Code)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (602) 423-2946


                              NOT APPLICABLE
      (Former name or former address, if changed since last report)

Item 5.  Other Events

On December 7, 1996, Allied Waste Industries, Inc. (the "Company") filed revised pro forma financial statements related to the pending acquisition of the solid waste operations of Laidlaw, Inc. The financial statements filed herein reflect an amendment to the financial statements prior to the closing of the acquisition.

Item 7.  Financial Statements and Exhibits

  (a)  Financial Statements of Laidlaw Solid Waste Management Group

     (i)    Report of Independent Public Accountants

     (ii)   Balance Sheets - August 31, 1995 and 1996

     (iii)  Statements of Operations for the Three Years Ended August 31, 1996

     (iv)   Statements of Cash Flows for the Three Years Ended August 31,1996

     (v)    Notes to Financial Statements

  (b)  Pro Forma Combined Financial Statements of Allied Waste Industries,
       Inc.

     (i)    Introduction

     (ii)   Pro Forma Combined Balance Sheet - September 30, 1996 (unaudited)

     (iii) Pro Forma Combined Statement of Operations for the Nine Months Ended September 30, 1996 (unaudited)

     (iv) Pro Forma Combined Statement of Operations for the Year Ended December 31, 1995 (unaudited)

     (v)    Notes to Pro Forma Combined Financial Statements (unaudited)

  (c)  Exhibits

     23    Consent of Coopers & Lybrand

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



We have audited the balance sheets of the Laidlaw Solid Waste Management Group (as defined in Note 1) as at August 31, 1995 and 1996 and the statements of operations and cash flows for the years ended August 31, 1994, 1995 and 1996. These financial statements are the responsibility of the management of Laidlaw Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Laidlaw Solid Waste Management Group as at August 31, 1995 and 1996 and the results of its operations and cash flows for the years ended August 31, 1994, 1995 and 1996 in accordance with United States generally accepted accounting principles.

                                             COOPERS & LYBRAND

                                            Chartered Accountants

Hamilton, Canada
September 30, 1996

                     LAIDLAW SOLID WASTE MANAGEMENT GROUP

                 Balance Sheets as at August 31, 1995 and 1996
                                (U.S. $000's)


                                                          1995           1996
ASSETS
Current Assets
Trade and other accounts receivable (net of
  allowance for doubtful accounts of $1,182;
  August 31, 1996 -- $1,224)                         $    95,124     $   102,966
Inventories                                                7,592           8,008
Income taxes recoverable                                  52,386          71,866
Other current assets                                      14,382          13,026
                                                         169,484         195,866
Fixed Assets
Land, landfill sites and improvements                    438,740         454,940
Buildings                                                 64,903          73,740
Vehicles and other                                       588,320         623,175
                                                       1,091,963       1,151,855
Less:  Accumulated depreciation and amortization         521,193         584,225
                                                         570,770         567,630
Other Assets
Goodwill (net of accumulated amortization of $37,635;
  August 31, 1996 -- $42,334)                            175,463         204,125
Deferred income taxes                                     80,476          76,822
Deferred charges                                           3,180          15,407
Other                                                      5,582           7,483
                                                         264,701         303,837
                                                     $ 1,004,955     $ 1,067,333

LIABILITIES
Current Liabilities
Account Payable                                           78,212          66,407
Accrued Liabilities                                       67,479          61,865
Current portion of long-term debt (Note 3)                 2,256           2,675
                                                         147,947         130,947

Environmental and Other Long-Term Liabilities
  (Note 4)                                                86,371          81,784
Long-Term Debt (Note 3)                                    2,821           1,895
                                                         237,139         214,626

Commitment and Contingencies (Note 5)                    767,816         852,707
Net Investment by Laidlaw Inc.                       $ 1,004,955     $ 1,067,333




The accompanying notes are an integral part of these statements.


                         LAIDLAW SOLID WASTE MANAGEMENT GROUP

                            Statements of Operations
                 For the Years Ended August 31, 1994, 1995 and 1996
                                 (U.S. $000's)



                                                          1994           1995          1996
Revenue                                                $ 750,191     $ 795,058     $ 763,534
Operating expenses (Note 6)                              500,866       525,757       526,872
Selling, general and administrative expenses (Note 6)     58,375        60,348        50,184
Depreciation and amortization                            106,727       102,997        95,938
Income from operations                                    84,223       105,956        90,540
Allocated interest expense (Note 1)                      (26,122)      (28,850)      (30,081)
Interest portion of closure and post-closure costs        (3,002)       (4,783)       (5,455)
Other interest expense                                      (876)         (367)         (464)
Interest, dividend and other income                           91           264           298
Income before income taxes                                54,314        72,220        54,838
Income taxes (Note 1)                                     12,300        14,300        10,200
Net income                                             $  42,014     $  57,920     $  44,638


































The accompanying notes are an integral part of these statements.


                      LAIDLAW SOLID WASTE MANAGEMENT GROUP
                           Statements of Cash Flows
                For the Years Ended August 31, 1994, 1995 and 1996
                                (U.S. $000's)




                                                          1994           1995          1996
Net Cash Provided By (Used In):
  Operating activities                               $  180,045     $  187,953     $   94,444
  Investing activities                                  (76,443)      (119,900)      (131,272)
  Financing activities                                 (145,827)       (59,812)       121,719
                                                        (42,225)         8,241         84,891
Net investment by Laidlaw Inc. - beginning of year      801,800        759,575        767,816
Net investment by Laidlaw Inc. - end of year         $  759,575     $  767,816     $  852,707

Operating Activities
Net income                                           $   42,014     $   57,920     $   44,638
Items not affecting cash:
  Depreciation and amortization                         106,727        102,997         95,938
  Deferred income taxes                                   4,100          7,800          3,100
  Other                                                   9,182          8,036         (5,431)
                                                        162,023        176,753        138,245

Cash provided by (used in) financing working capital:
  Trade and other accounts receivable                    (6,147)         7,823         (7,842)
  Inventories                                              (279)          (500)          (416)
  Income taxes recoverable                               15,590         (4,615)       (19,480)
  Other current assets                                    4,157         (3,734)         1,356
  Accounts payable and accrued liabilities                4,701         12,226        (17,419)
Net cash provided by operating activities            $  180,045     $  187,953     $   94,444
Investing Activities
Purchase of fixed assets                             $  (81,167)    $ (105,357)    $  (79,072)
Proceeds from sale of fixed and other assets              6,779          5,187          3,393
Purchase of other assets                                   (187)          (700)        (6,392)
Expended on acquisitions (Note 7)                        (2,213)       (14,255)       (49,226)
Net (increase) decrease in long-term investments            345         (4,775)            25
Net cash used in investing activities                 $ (76,443)    $ (119,900)    $ (131,272)
Financing Activities
Repayment of long-term debt                              (4,347)    $   (4,516)    $     (507)
Net advances from (repayment to) Laidlaw, Inc.         (141,480)       (55,296)       122,226
Net cash provided by (used in) financing activities  $ (145,827)    $  (59,812)    $  121,719













The accompanying notes are an integral part of these statements.

                       LAIDLAW SOLID WASTE MANAGEMENT GROUP

                          NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended August 31, 1994, 1995 and 1996
                                 (U.S. $000's)



1.  Basis of Presentation of Financial Statements

These special purpose financial statements have been prepared to reflect the combined financial position and results of operations of SMAR Smaltimento Rifiuti S.p.A.; Laidlaw Medical Services Ltd., Laidlaw Waste Systems (Canada) Ltd. (excluding Laidlaw Environmental Services Limited and its subsidiaries) and Laidlaw Waste Systems, Inc. (excluding Laidlaw Environmental Services Inc. and its subsidiaries) which comprise the solid waste operations of Laidlaw Inc. ("Laidlaw Solid Waste Management Group" or the "Group").

Income taxes and interest expense associated with intercompany financing with the Group's parent, Laidlaw Inc. ("Laidlaw"), have been allocated to the Group based on it shares of the parent's net assets.

The surplus funds of the Group are regularly transferred to Laidlaw, and any financing requirements are provided by Laidlaw Inc. Accordingly, no cash or bank indebtedness balances are reported in these financial statements.

A statement of stockholders' equity has not been provided as it would be inconsistent with the basis of presentation described above.

Except for the exclusions described in the preceding paragraphs, these financial statements have been prepared in accordance with United States generally accepted accounting principles.

As these financial statements have not been prepared for general purposes, users may require additional information.

2.  Summary of Significant Accounting Policies

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, income and expenses, and disclosure of contingencies. Future events could alter such estimates in the near term.

A summary of significant accounting policies followed in the preparation of these financial statements is as follows:

(a) Inventories

Inventories are valued at the lower of cost, determined on a first-in, first-out basis, and replacement cost.

(b) Fixed assets

Landfill sites, preparation costs, and improvements are recorded at cost and amortized on the basis of landfill capacity utilized during the year.

Depreciation and amortization of other property and equipment is provided substantially on a straight-line basis over their estimated useful lives which are as follows:

Buildings                           20 to 40 years
Vehicles and other                  5 to 15 years

Management periodically reviews the carrying values of its fixed assets to determine whether such values are recoverable. Any resulting write downs are charged against income.

The test for recoverability includes the future cash flows for closure and post-closure costs associated with the Group's landfills which have not been recognized as a liability for accounting purposes, as the Group intends to close the landfills at the end of their useful lives. The future cash flows for closure and post-closure costs which have been recognized as a liability in the Group's financial statements have been excluded from the recoverability test.

(c) Other assets

Goodwill is amortized on a straight-line basis over forty years. The Group reviews the value assigned to goodwill to determine if its recoverability has been impaired by conditions affecting the Group. The amount of any impairment is charged against income.

Deferred charges are amortized on a straight-line basis over a two to nine year period depending on the nature of the deferred costs.

(d) Environmental liabilities

Environmental liabilities include accruals for costs associated with closure and post-closure monitoring and maintenance of the Group's landfills, remediation at certain of the Group's facilities and corrective actions at Superfund sites. The Group accrues for closure and post-closure costs over the life of the landfill site as airspace is consumed.

(e) Foreign currency translation

The Group's Canadian operations are all of a self-sustaining nature. The accounts are translated to U.S. dollars on the following basis:

Assets and liabilities at the exchange rate in effect at the balance sheet date and revenue and expenses at weighted monthly average exchange rates for the year.

(f) Financial instruments

The Group's accounts receivable, accounts payable and long-term debt constitute financial instruments. Based on available market information, the carrying value of these instruments approximates their fair value as at August 31, 1995 and 1996. Concentrations of credit risk in accounts receivable are limited, due to the large number of customers comprising the Group's customer base throughout North America. The Group performs ongoing credit evaluations of its customers, but does not require collateral to support customer accounts receivable. Management establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers, historical trends and other relevant information.

(g) Revenue

Amounts billed to customers prior to providing the related services are deferred and later reported as revenues in the period in which the services are rendered.

(h) Accounting Pronouncements Not Yet Required to be Adopted

Management does not expect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 121 to have a material effect on the Company's financial position or results of operations. In 1997 the Group will be required to adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", issued by the Financial Accounting Standards Board. SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from an asset to be held and used in operations is less than the carrying value of the asset, an impairment loss must be recognized in the amount of the difference between the carrying value and the fair value. Should events and circumstances indicate that any of the Group's landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with Emerging Issues Task Force Discussion Issue ("EITF") 95-23. The EITF outlines how cash flows for environmental exit costs should be determined and measured.

3.     Long-Term Debt
                                                        1995        1996
  Notes due at various dates from 1997 to 2002
    with interest rates from 5% to 10%                $ 4,961     $ 4,531
  Capital leases payable, due in 1997 with
    interest rates of 10%                                 116          39
                                                        5,077       4,570
  Less:  Current portion                                2,256       2,675
                                                      $ 2,821     $ 1,895

The aggregate amount of minimum payments required on long-term debt in each of the years indicated is as follows:

Year ending August 31,
   1997                                 $ 2,675
   1998                                     846
   1999                                     293
   2000                                     111
   2001                                     569
   Thereafter                                76
                                        $ 4,570


4. Environmental Liabilities

The Group has recorded liabilities for closure and post-closure monitoring and environmental remediation costs as follows:
                                                        1995         1996
  Current portion of environmental liabilities,
    included in accrued liabilities                  $ 23,530     $ 22,461
  Non-current portion of environmental liabilities     79,888       76,240
                                                    $ 103,418     $ 98,701

The Group, in the normal course of its business, expends funds for environmental protection and remediation, but does not expect these expenditures to have a materially adverse effect on its financial condition or results of operations, since its business is based upon compliance with environmental laws and regulations and its services are priced accordingly.

Closure and post-closure monitoring and maintenance costs for U.S. landfills are estimated based on the technical requirements of the Subtitle D Regulations of the U.S. Environmental Protection Agency or the applicable state requirements, whichever are stricter, and the air emissions standards under the Clean Air Act, and include such items as final capping of the site, methane gas and leachate management, groundwater monitoring, and operation and maintenance costs to be incurred during the period after the facility closes and ceases to accept waste. Closure and post-closure costs for the Group's landfills in Canada are based upon the local landfill regulations governing the facility.

The Group has also established procedures to routinely evaluate potential remedial liabilities at sites which it owns or operated, or to which it transported waste, including 14 sites listed on the Superfund National Priority List (NPL). In the majority of situations, the Group's connection with NPL sites relates to allegations that its companies (or their predecessors) transported waste to the facilities in question, often prior to the acquisition of such companies by the Group. The Group routinely reviews and evaluates sites requiring remediation, including NPL sites, giving consideration to the nature (i.e. owner, operator, transporter or generator), and the extent (i.e. amount and nature of waste hauled to the location, number of years of site operation by the Group, or other relevant factors) of the Group's alleged connection with the site, the accuracy and strength of evidence connecting the Group to the location, the number, connection and financial ability of other named and unnamed potentially responsible parties and the nature and estimated cost of the likely remedy. Where the Group concludes that it is probable that a liability has been incurred, provision is made in the financial statements, based upon management's judgement and prior experience, for the Group's best estimate of the liability. Such estimates are subsequently revised as deemed necessary as additional information becomes available.

Estimates of the extent of the Group's degree of responsibility for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult. The ultimate outcome of these items may differ from current estimates. Management believes that its extensive experience in the environmental services business provides a reasonable basis for making its estimates. However, these estimates may include a range of possible outcomes. In such cases, management provides for the amount within the range that constitutes its best estimate. It is less than likely but more than remotely possible that the Group's potential liability could be at the high end of such ranges, which would be approximately $15 million in the aggregate higher than the estimates that have been recorded in these financial statements. While the Group does not currently anticipate that any adjustment to its estimates would be material to its financial statements, it is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could necessitate the recording of additional liabilities that could be material. The impact of such future events cannot be estimated at the current time.

Where the Group believes that both the amount of a particular environmental liability and the timing of the payments are reliably determinable, the cost in current dollars is discounted to a present value assuming inflation of 3% and a risk free discount rate of 8%. Discontinued amounts previously recorded are accreted to reflect the effects of the passage of time. The Group's closure and post-closure expense for the years ended August 31, 1994, 1995 and 1996 was $24.0 million, $18.6 million and $11.2 million, respectively, which included accretion of interest of $3.0 million, $4.8 million and $5.5 million on the closure and post-closure accruals for the years ended August 31, 1994, 1995 and 1996, respectively.

The majority of the Group's active landfill sites have estimated remaining lives ranging from 2 to approximately 88 years based upon current site plans and anticipated annual volumes of waste. As at August 31, 1996, the Group estimates that during this remaining site life, it will provide for an additional $254 million (1995 -- $247 million) of closure and post-closure costs, including accretion for the discount recognized to date. The change in the expected aggregate undiscounted amount from 1995 to 1996 results primarily from changes in available airspace.

Anticipated payments of environmental liabilities for each of the next five years and thereafter are as follows:

  Year ending August 31,
     1997                                $  22,461
     1998                                   11,396
     1999                                   14,320
     2000                                   12,049
     2001                                   12,276
     Thereafter                            280,286
                                         $ 352,788

5.  Commitments and Contingencies

(a) Lease commitments

Rental expense incurred under operating leases amounted to $10,524, $8,334 and $9,693 in the years ended August 31, 1994, 1995, and 1996 respectively.

Rentals payable under operating leases for premises and equipment are as follows:

  Year ending August 31,
     1997                                   $  8,365
     1998                                      4,896
     1999                                      4,524
     2000                                      4,009
     2001                                      3,329
     Thereafter                               20,063
                                            $ 45,186

(b) Legal proceedings

The Group is subject to extensive and evolving laws and regulations and has implemented its own environmental safeguards to respond to regulatory requirements. In the normal course of business, the Group provides for closure and post-closure accruals to comply with all governmental regulations.

In the normal course of conducting its operations, the Group may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against the Group which may have an impact on the financial results for a particular period. Management expects that such matters in process at August 31, 1996 will not have a materially adverse effect on this Group's financial position or its results from operations.

The consolidated federal income tax returns of the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group (the United States subsidiaries of the Laidlaw Solid Waste Management Group are members of this taxpayer group) for the fiscal years ended August 31, 1986, 1987 and 1988 have been under audit by the Internal Revenue Service. In March 1994, the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group received a Statutory Notice of Deficiency proposing that the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group pay additional taxes relating to disallowed deductions in those income tax returns. The principal issue involved relates to the timing and the deductibility for tax purposes of interest attributable to loans owing to related foreign persons. The Laidlaw Transportation, Inc. U.S. Consolidated Tax Group has petitioned the United States Tax Court (captioned as Laidlaw Transportation, Inc. & Subsidiaries et al v. Commissioner of Internal Revenue, Docket Nos. 9361-94 and 9362-94) for a redetermination of claimed deficiencies of approximately $50.3 million (plus interest of approximately $67.6 million as of August 31, 1996). In August 1996, the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group received Revenue Agent's reports proposing that the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group pay additional taxes of approximately $161.3 million (plus interest of approximately $105.7 million as of May 31, 1996) relating to disallowed deductions in federal income tax returns for the fiscal years ended August 31, 1989,

1990 and 1991 based on the same issues. The Laidlaw Transportation, Inc. U.S. Consolidated Tax Group intends to vigorously contest these claimed deficiencies. Although the final outcome cannot be predicted with certainty, Laidlaw, based upon a thorough review of the facts and the advice of counsel, believes that the ultimate disposition of these issues will not have a materially adverse effect upon Laidlaw's consolidated financial position or results of operations. In accordance with the basis of presentation described in Note 1, no provision for these matters has been recorded in the financial statements of the Group.

Under the Agreement, Laidlaw is responsible for, and has agreed to indemnify, Allied and the Laidlaw Solid Waste Management Group against all United States and Canadian federal, state, provincial, territorial, local and foreign income tax liabilities of the Laidlaw Transportation, Inc. U.S. Consolidated Tax Group.

(c) Letters of credit and guarantees

At August 31, 1996, the Group had $24,341 (1995 -- $41,101) in outstanding letters of credit, of which the most significant are in support of the Group's undertakings in respect of landfill closure and post-closure activities required in obtaining regulatory operating permits. In addition, Laidlaw and its affiliates have provided financial assurances, guarantees and additional letters of credit in the aggregate amount of approximately $180 million for closure and post-closure activities and bid bonds.


6.  Related Party Transactions

Included in operating expenses and selling, general and administrative expenses are management fees, insurance premiums and rental charges paid to affiliated companies as follows:

                                     1994         1995         1996
  Management fees                  $  6,862     $  4,957     $  4,297
  Insurance premiums               $ 19,127     $ 17,098     $ 18,335
  Rental charges                   $    746     $    725     $    725

Management fees have been allocated to the Group based upon the Group's share of Laidlaw's consolidated revenue. Management fees are charged by Laidlaw to each of its operating groups in order to recover its general and administrative costs.

Insurance premiums represent charges to the Group by Laidlaw to recover self-insurance costs relating to the Group's anticipated insurance losses, primarily for automobile, worker's compensation and general liability coverage. In addition, the Group is charged for the fixed program costs relating to the self-insurance program based upon the Group's share of Lailaw's consolidated revenue.

Rental charges represent rent charged by Laidlaw for use of properties owned by Laidlaw but used by the Group.

The Group directly incurs all other costs of doing business.

7.  Acquisitions

A summary of the Group's acquisitions of solid waste management companies in the periods indicated is as follows:

               1994               1995               1996
Assets acquired -- at fair value
  Fixed assets                              $   715     $  8,271     $ 11,906
  Goodwill                                    1,553        6,960       37,056
  Long-term investments and other assets         --           --        6,606
                                              2,268       15,231       55,568
Long-term liabilities assumed                    55          794        8,155
Working capital                                  --         (182)       1,813
Expended on acquisitions                    $ 2,213     $ 14,255     $ 49,226
Number of businesses acquired                     7           11            9
Annualized revenue acquired                 $ 4,000     $ 15,000     $ 41,000

  Pro forma data (unaudited)

Condensed pro forma statements of operations data, as if acquisitions each year had occurred at the beginning of the previous year, are as follows:

                                  1994               1995    1996
Statements of Operations Data:
     Revenue                            $ 731,357     $ 805,202     $ 776,658
     Income from operations             $  74,794     $  97,833     $  87,019


8.  Segmented Geographic Information

                                           1994          1995          1996
United States:
  Revenue                               $ 488,070     $ 526,484     $ 493,681
  Income from operations                $  46,578     $  64,934     $  65,362
  Total identifiable assets             $ 560,780     $ 646,432     $ 649,362
Canada:
  Revenue                               $ 262,121     $ 268,574     $ 269,853
  Income from operations                $  37,645     $  41,022     $  25,071
  Total identifiable assets             $ 346,000     $ 358,523     $ 417,971

PRO FORMA COMBINED FINANCIAL STATEMENTS




Prior to the closing of the acquisition of the Laidlaw Solid Waste Management Group ("LSW Subsidiaries") and the related financing (collectively, the "Transactions"), substantially all of the operating assets and liabilities of Allied will be contributed (the "Contribution") from Allied to Allied Waste North America, Inc. ("Allied U.S.").

The unaudited pro forma combined balance sheet reflects Allied U.S. after the Contribution and gives effect to the Transactions as if each had occurred on September 30, 1996. The unaudited pro forma combined statements of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 give effect to (i) the acquisition of companies accounted for using the purchase method for business combinations completed in 1995 and 1996, which are considered to be significant; (ii) the completion of the Contribution and the Transactions contemplated herein for approximately $1.5 billion; (iii) the issuances of 11.7 million shares of Common Stock in a private placement and the application of the net proceeds therefrom; (iv) the conversion and exercise of certain convertible securities and warrants into an aggregate of approximately 9.8 million shares of Common Stock; and (v) completion of a public offering of 7.6 million shares of Common Stock, and the application of the net proceeds therefrom, as if each had occurred on January 1, 1995.

The pro forma adjustments related to the purchase allocation of the Transactions are preliminary and does not give effect to an appraisal of the assets of the LSW Subsidiaries which Allied intends to obtain at or near the closing of the acquisition of the LSW Subsidiaries. The unaudited pro forma combined financial statements do not reflect adjustments for certain financial benefits, operational efficiencies and non-recurring items. These statements do not purport to be indicative of the combined financial position or combined results of operations of Allied and the LSW Subsidiaries that might have occurred, nor are they indicative of future financial position or results of operations.

The unaudited pro forma combined financial statements should be read in conjunction with the Notes to Pro Forma Combined Financial Statements, the historical consolidated financial statements of Allied and the notes thereto and the historical financial statements of the LSW Subsidiaries and the notes thereto.



                          ALLIED WASTE INDUSTRIES, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                             September 30, 1996
                                (Unaudited)
                          (amounts in thousands)




                                                                        Pro Forma
                                                                       Adjustments
                                                          LSW            Related
                                         Historical   Subsidiaries   to Acquisitions
                                          (Note 1)      (Note 2)         (Note 3)       Pro Forma

ASSETS
Cash and cash equivalents                $   7,620   $        --     $ 1,500,000 (a)   $    56,620
                                                                      (1,265,000)(b)
                                                                        (186,000)(c)
Other current assets                        62,526       195,866         (71,866)(l)       186,526
     Total current assets                   70,146       195,866         (22,866)          243,146
Property and equipment, net                340,729       567,630         100,000 (d)     1,007,289
                                                                          (1,070)(l)
Goodwill, net                               89,504       204,125         965,635 (e)     1,055,139
                                                                        (204,125)(f)
Other assets                                36,263        99,712          33,500 (g)        93,405
                                                                         (76,070)(l)
     Total assets                        $ 536,642   $ 1,067,333     $   795,004       $ 2,398,979

LIABILITIES AND STOCKHOLDERS'S EQUITY

Current portion of long-term debt        $  15,259   $     2,675     $        --       $    17,934
Other current liabilities                   44,876       128,272          (5,086)(l)       168,062
     Total current liabilities              60,135       130,947          (5,086)          185,996
Long-term debt, net of current portion     233,132         1,895       1,500,000 (a)     1,659,774
                                                                         110,747 (h)
                                                                        (186,000)(c)
Other long-term liabilities                 48,642        81,784          40,000 (i)       178,426
                                                                           8,000 (m)
Stockholders' equity                       194,733       852,707        (852,707)(k)       374,783
                                                                         323,970 (j)
                                                                        (143,920)(l)
     Total liabilities and equity        $ 536,642   $ 1,067,333     $   795,004       $ 2,398,979








The accompanying notes are an integral part of this pro forma combined balance sheet.


                             ALLIED WASTE INDUSTRIES, INC.

                      PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     For the Nine Months Ended September 30, 1996
                                    (Unaudited)
           (in thousands except for per share amounts and number of shares)


                                                       Pro Forma
                                                       Adjustments                 Pro Forma
                            Completed        LSW        Related to    Pro Forma    Financing
               Historical  Acquisitions  Subsidiaries  Acquisitions    for the   Transactions
                (Note 1)     (Note 2)      (Note 2)      (Note 3)    Acquisitions  (Note 4)  Pro Forma
Revenues        $183,896       $165        $573,407      $    --      $757,468     $  --     $757,468
Cost of
  operations     101,153        101         396,429           --       497,683        --      497,683
Selling, general
  and
  administrative
  expenses        27,152         24          36,775           --        63,951        --       63,951
Depreciation and
  amortization
  expense         23,032         15          71,738       14,568 (b)   109,353        --      109,353
Pooling costs      6,969         --              --           --         6,969        --        6,969
  Operating
   income         25,590         25          68,465      (14,568)       79,512        --       79,512
Interest income     (257)        --              --           --          (257)       --         (257)
Interest expense   6,623         --              --        3,284 (d)   114,074      (409)(b)  113,665
                                                         (10,349)(e)
                                                         114,516 (f)
Income (loss)
  before income
  taxes           19,224         25          68,465     (122,019)      (34,305)      409      (33,896)
Income tax
  expense
  (benefit)        9,428         10              --      (21,422)      (11,984)      164      (11,820)
Net income (loss)
  before extra-
  ordinary loss    9,796         15          68,465     (100,597)      (22,321)      245      (22,076)
Dividends           (861)        --              --           --          (861)       --         (861)
Net income (loss)
  to common share-
  holders before
  extraordinary
  loss          $  8,935       $ 15        $ 68,465      $(100,597)   $(23,182)    $ 245     $(22,937)
Net income (loss)
  per common
  share before
  extraordinary
  loss          $   0.15                                              $  (0.32)              $  (0.31)
Weighted average
  common and
  common
  equivalent
  shares       59,791,034                                            72,295,076             73,114,675







The accompanying notes are an integral part of this pro forma combined financial statement.


                             ALLIED WASTE INDUSTRIES, INC.

                     PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        For the Year Ended December 31, 1995
                                    (Unaudited)
           (in thousands except for per share amounts and number of shares)

                                                        Pro Forma
                                                       Adjustments               Pro Forma
                            Completed        LSW        Related to    Pro Forma    Financing
               Historical  Acquisitions  Subsidiaries  Acquisitions    for the   Transactions
                (Note 1)     (Note 2)      (Note 2)      (Note 3)    Acquisitions  (Note 4)  Pro Forma

Revenues        $217,544       $9,019      $778,029    $    (207)(a)  $982,571     $    --   $982,571
                                                         (21,814)(g)
Cost of
  operations     119,238        4,317       528,858         (207)(a)   640,592          --    640,592
                                                         (11,614)(g)
Selling, general
  and
  administrative
  expenses        36,708        1,918        57,840         (447)(g)    96,019          --     96,019
Depreciation and
  amortization
  expense         27,279        1,116        96,214       19,626 (b)   140,243          --    140,243
                                                          (3,992)(g)
Pooling costs      1,531           --            --           --         1,531          --      1,531
Operating income  32,788        1,668        95,117      (25,387)      104,186          --    104,186
Interest income     (716)          --            --           --          (716)         --       (716)
Interest expense  11,316           13            --          393 (c)   156,891        (125)(a)151,841
                                                           4,378 (d)                (4,925)(b)
                                                         (11,897)(e)
                                                         152,688 (f)
Conversion fee
  on debt
  securities
  converted           56           --            --           --            56         (56)(c)     --
Income (loss)
  before
  income taxes    22,132        1,655        95,117     (170,949)      (52,045)      5,106    (46,939)
Income tax expense
  (benefit)        9,751          662            --      (30,333)      (19,920)      2,042    (17,878)
Net income (loss)
  before
  extraordinary
  loss            12,381          993        95,117     (140,616)      (32,125)      3,064    (29,061)
Dividends         (4,070)          --            --           --        (4,070)      2,743     (1,327)
Conversion fee on
  equity securities
  converted       (2,151)          --            --           --        (2,151)      2,151         --
Net income (loss)
  to common
  shareholders
  before
  extraordinary
  loss          $  6,160       $  993      $ 95,117    $(140,616)     $(38,346)    $ 7,958   $(30,388)
Net income (loss)
  per common
  share before
  extraordinary
  loss          $   0.15                                              $  (0.72)              $  (0.43)
Weighted average
  common and
  common
  equivalent
  shares        40,046,459                                            53,289,571            71,407,951


The accompanying notes are an integral part of this pro forma combined financial statement.

                           ALLIED WASTE INDUSTRIES, INC.
                 NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (Unaudited)



1.  Historical

The historical balances represent the financial position and results of operations of Allied for each of the indicated dates and periods as reported in the historical consolidated financial statements of Allied included elsewhere in this Offering Circular. The historical consolidated financial statements have been restated to reflect acquisitions accounted for as poolings-of-interests.

2.  Historical Amounts Related to Acquisitions

The amounts related to the LSW Subsidiaries in the September 30, 1996 pro forma combined balance sheet represent the historical combined balance sheet of the LSW Subsidiaries. The amounts in the pro forma combined statements of operations represent the results of operations of the companies purchased in 1995 and 1996 ("Completed Acquisitions"), and the results of operations of the LSW Subsidiaries contemplated in the Transactions, for the period prior to acquisition date, for each period presented.

The following represents acquisitions included in these pro forma combined financial statements (collectively referred to as "Acquisitions.").

January 1995 -- Allied acquired Pen-Rob, Inc. ("Pen-Rob") for total consideration of approximately $1.5 million.

May 1995 -- Allied acquired L and M Disposal, Inc. for total consideration of approximately $518,000.

June 1995 -- Allied acquired Illinois Development Corporation ("IDC") for total consideration of approximately $4.2 million.

September 1995 -- Allied acquired Duckett Disposal, Inc. ("Duckett") and Brickyard Disposal and Recycling, Inc. ("Brickyard") for total consideration of approximately $14.4 million.

January 1996 -- Allied acquired Service Waste, Inc. for total consideration of approximately $6.2 million, including approximately 778,000 shares of Common Stock.

February 1996 -- Allied acquired Clayco Sanitation Company, Inc. ("Clayco") for total consideration of approximately $2.9 million.

September 1996 -- Allied entered into a stock purchase agreement to purchase the LSW Subsidiaries for total consideration of approximately $1.5 billion, as follows (in thousands):

  Cash                               $ 1,200,000
  7% Debenture                            77,567
  Zero coupon debenture                   33,180
  Common Stock                           101,288
  Warrant                                 45,000
    Total                            $ 1,457,035

                          ALLIED WASTE INDUSTRIES, INC.
         NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)


The LSW Subsidiaries balance sheet data reflects balances at August 31, 1996. Amounts for the LSW Subsidiaries statement of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 are for the 12 months ended February 29, 1996 and the nine months ended August 31, 1996, respectively. Revenues and income before pro forma income taxes of $365.0 million and $43.0 million, respectively, for the six months ended February 28, 1995 have been excluded and replaced with revenues and income before pro forma income taxes of $367.7 million and $36.1 million, respectively, for the six months ended February 29, 1996 in the LSW Subsidiaries' pro forma statement of operations for the year ended December 31, 1995. Revenues and income before pro forma income taxes of $190.1 million and $21.0, respectively, for the three months ended November 30, 1995 have been excluded in the LSW Subsidiaries' pro forma statement of operations for the nine months ended September 30, 1996. Revenues and income before pro forma income taxes of $177.6 million and $15.1 million, respectively, for the three months ended February 29, 1996 have been included in the LSW Subsidiaries statement of operations for the 12 months ended February 29, 1996 and the nine months ended August 31, 1996.

3.  Pro Forma Adjustments

The pro forma adjustments reflected in the pro forma combined financial statements give effect to the following:

  Pro Forma Combined Balance Sheet

(a) To reflect the completion of a $525 million private placement of senior subordinated notes (the "Notes") and the funding of $975 million of a senior credit facility (the "Senior Credit Facility"). Allied has commitments from prospective buyers to purchase in excess of $525 million of the Notes. Closing on the sale of the Notes is expected in December 1996. The interest rate on the Notes as of September 30, 1996 would have been 10.25%.

(b) To reflect cash paid in connection with the acquisition of the LSW Subsidiaries.

(c) To reflect repayment of debt in connection with the refinancings contemplated in the Transactions.

(d) To reflect the estimated fair value of land held for permitting as landfills but currently not in use.

(e) To reflect goodwill recorded in connection with the acquisition of the LSW Subsidiaries.

(f)     To remove goodwill recorded on the books of the LSW Subsidiaries.

(g) To reflect commitment fees paid in connection with the Notes and the Senior Credit Facility contemplated in the acquisition of the LSW
Subsidiaries.

(h) To reflect the issuances of the $150 million face value ($78 million discounted value) of Allied Waste Holdings (Canada) Ltd. 7% debentures and $168 million face value ($33 million and discounted value) of the zero coupon debenture (collectively, the "Allied Canada Debentures") which were recorded at a discount using a 14% implicit interest rate, in connection with the acquisition of the LSW Subsidiaries.

(i) To reflect the deferred tax liability related to temporary differences between book and tax basis of Allied Canada Debentures and certain fixed assets in connection with the acquisition of the LSW Subsidiaries.

(j) To reflect the issuances of 14.6 million shares of Common Stock at $9.25 per share; and the Warrant, valued at $45 million, in connection with the acquisition of the LSW Subsidiaries. The Warrant was valued using a binomial pricing model adjusted for the size of the block of warrants and the restrictions on the block of warrants.

(k) To reflect the elimination of investment in subsidiary in connection with the acquisition of the LSW Subsidiaries.

(l) To eliminate income tax assets and liabilities arising prior to the date of sale of the LSW Subsidiaries and any intercompany investments, advances and loans not included in the sale.

(m) To accrue $8 million for the estimated costs of severance and transition benefits that are expected to be paid to approximately 200 employees, primarily management, sales and administrative, of the LSW Subsidiaries as a result of the acquisition.

Allied has engaged Emcon Environmental Services, Inc. to perform an environmental assessment of certain properties to be acquired by Allied in the Transactions. Although the Emcon work is not compete and due diligence continues, Emcon has identified certain third-party contaminated waste sites and landfills of the LSW Subsidiaries. Since the Emcon Environmental Report is not yet complete, currently no amount or range of amounts can be determined which would be required to be recorded or disclosed in accordance with SFAS No. 5. Once the Emcon Environmental Report is completed, remediation plans and related cost estimates must be determined. Cost, if any, in excess of amounts accrued by the Laidlaw Sellers will be accounted for in accordance with GAAP when all facts and circumstances are know.

  Pro Forma Combined Statements of Operations



(a)     To eliminate rent expense and rental revenue between Allied and IDC.

(b) To reflect the amortization of goodwill recorded in connection with the Acquisitions, calculated based on a 40 year life of goodwill, as follows (in thousands):
                                                                  Nine Months
                                                    Year Ended       Ended
                                          Total    December 31,  September 30,
                                         Goodwill      1995          1996
L and M Disposal, Inc. for the
  4 months ended April 30, 1995          $     601   $      6      $     --
IDC, for the 5 months
  ended May 31, 1995                         1,046         11            --
Duckett Disposal, Inc. for the
  8 months ended August 31, 1995             3,510         59            --
Service Waste, Inc. for the year
  ended December 31, 1995                    2,649         66            --
Clayco for the year ended December 31,
  1995 and the month ended
  January 31, 1996                           2,703         68             6
LSW Subsidiaries for the year ended
  December 31, 1995 and the 9 months
  ended September 30, 1996                 974,625     19,641        14,731
    Total pro forma goodwill and
    amortization                         $ 985,134   $ 19,851      $ 14,737

(c) To reflect interest expense on debt issued or assumed in connection with the Completed Acquisitions, calculated as follows (in thousands):
                                                           Year Ended
                                                        December 31, 1995
  Duckett seller notes, interest at 7% for 8 months             $ 163
  Brickyard seller notes, interest at 7% for 8 months             148
  Clayco seller notes, interest at 9% for 12 months                82
                                                                $ 393

(d) To reflect amortization of commitment fees related to the Notes and the Senior Credit Facility contemplated in connection with the acquisition of the LSW Subsidiaries, as follows (in thousands):

                                  Commitment Fee          Amortization Period
  Senior Subordinated Notes          $  9,500                     10 years
  Senior Financing                   $ 24,000                      7 years

(e) To reflect the reduction of interest expense resulting from the repayment of certain indebtedness with the proceeds from the Senior
Credit Facility contemplated in connection with the acquisition of the
LSW Subsidiaries, calculated as follows (in thousands):
                                                                 Nine Months
                                                  Year Ended        Ended
                                                  December 31,   September 30,
                                                    1995             1996
  1994 $100 million senior subordinated notes,
    interest at 10.75% for one month during 1995  $    (897)      $      --
  1994 $100 million senior subordinated notes,
    interest at 12% for 11 months during 1995
    and 7 months during 1996                        (11,000)         (7,000)
  Credit Agreement, interest at 9.25% for
    7 months during 1996                                 --          (1,179)
  Credit Facility interest at 7% for
    2 months during 1996                                 --          (2,170)
      Total pro forma interest savings            $ (11,897)      $ (10,349)

(f)     To reflect interest expense related to the Senior Credit
Facility, the Notes, and the Allied Canada Debentures calculated as follows (in thousands):
                                                                  Nine Months
                                                   Year Ended        Ended
                                                  December 31,   September 30,
                                                      1995            1996

  Senior Credit Facility, interest at 8.5%         $  82,875       $  62,156
  Notes, interest at 10.25%                           53,813          40,360
  7% Debenture, implicit interest at 14%              11,200           8,400
  Zero Coupon Debenture, implicit interest at 14%      4,800           3,600
    Total pro forma interest expense               $ 152,688       $ 114,516

An increase in the interest rate of one-eighth of a percent on the Senior Credit Facility would increase interest expense $1.2 million and $0.9 million and decrease net income $0.7 million and $0.5 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.


4.   Financing Transactions

The pro forma combined financial statements assume that (i) Allied issued 11.7 million shares of Common Stock on January 1, 1995 in connection with a private placement of equity which closed on January 31, 1995, (ii) certain holders of preferred stock, convertible debt and warrants converted their preferred stock or convertible debt into or exercised their warrants for, an aggregate of approximately 9.8 million shares of Common Stock and, (iii) Allied completed a public offering of 6.5 million shares of Common Stock in January 1996.

The pro forma combined financial statements do no include the extraordinary charge of $18 million ($11 million net of income tax benefit) related to the early extinguishment of debt.

The adjustments related to the financing transactions reflected in the pro forma combined financial statements give effect to the following:

(a) To reflect reduction of interest expense resulting from the repayment of certain indebtedness of Allied from the proceeds of the private placement of equity completed in 1996.

(b) To reflect reduction of interest expense resulting from the conversion of certain convertible subordinated debt into common stock and the repayment of certain indebtedness from the proceeds of the sale of 7.6 million shares of Common Stock in a public offering completed in 1996.

(c) To reflect the elimination of one-time costs related to the conversion of debt securities converted in 1995.

5.   Net Income (Loss) Per Common Share

Pro forma net income (loss) per common share is calculated by dividing pro forma net income to common shareholders less requirements on Series D preferred stock, 7% preferred stock, and 9% preferred stock by the pro forma weighted average common and common equivalent shares outstanding during the periods. Pro forma weighted average common and common equivalent shares have been computed as follows:


                                                           Nine Months Ended
                      Year Ended December 31, 1995         September 30, 1996


                                       Pro Forma                      Pro Forma
                                   for Acquisitions   Pro Forma    for Acquisitions  Pro Forma
Historical weighted average
  common shares                       37,823,370     37,823,370     57,594,445       57,594,445
Pro forma effect of issuing
  common shares for --
  Service Waste acquired and
    accounted for as a purchase          889,445        889,445        100,631          100,631
  The LSW Subsidiaries contem-
    plated to be acquired and
    accounted for as a purchase       14,600,000     14,600,000     14,600,000       14,600,000
  Common shares issued pursuant
    to a private placement                    --        962,433             --               --
  Common shares issued in
    connection with the
    public offering                           --      7,606,282             --          638,484
  Conversion of convertible
    subordinated debt
    into common shares                        --      1,827,639             --          172,883
  Conversion of Series C Preferred
    into common shares                        --        233,533             --               --
  Conversion of Series D Preferred
    into common shares                        --        731,255             --               --
  Conversion of 9% Preferred into
    common shares and issuances
    of inducement conversion shares           --      4,859,991             --               --
  Conversion of $90 Preferred into
    common shares and issuances
    of inducement conversion shares           --      1,343,374             --               --
  To remove the impact of contingently
    issuable shares                      (23,244)       (23,244)            --               --
  Exercise of warrants                        --        553,873             --            8,232
                                      53,289,571     71,407,951     72,295,076       73,114,675


6.     Pro Forma Maturities of Long-Term Debt

Aggregate future maturities of pro forma long-term debt outstanding at September 30, 1996 (in thousands):

        Maturity
     3 months 1996                 $     4,046
        1997                            53,067
        1998                            74,343
        1999                            92,256
        2000                           101,604
        2001                           236,021
        Thereafter                   1,323,624

                                  SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   ALLIED WASTE INDUSTRIES, INC.


                                   By:     /s/PETER S. HATHAWAY
                                        Peter S. Hathaway
                                   Vice President, Treasurer
                                   and Chief Accounting Officer



Date:  December 20, 1996